Exhibit 99

Analog Devices Provides Preliminary Results for Third Quarter of Fiscal 2005

    NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 2, 2005--Analog Devices (NYSE:ADI) today estimated, on a preliminary basis, its revenue for the fiscal third quarter ended July 30, 2005 will be in the range of $580 to $585 million, down approximately 3% to 4% from the immediately prior quarter. This revised revenue estimate is below the guidance of 0% to 3% growth communicated on May 12, 2005, due primarily to an estimated $23 million sequential decline from the second quarter in sales of GSM/GPRS base band chipsets to wireless handset customers in Asia. Wireless handsets represented approximately 10% of revenue in the third quarter.

    According to Mr. Jerald Fishman, President and CEO, "Although the communications market was generally weak, the revised outlook is primarily related to lower sales of GSM/GPRS chipsets to Asian customers who continue to struggle against increased global competition. As these customers begin to supply more feature-rich phones this fall, we believe that our wireless handset revenue will begin to recover.

    "Most other application areas performed largely according to our third quarter plan. The industrial end markets grew sequentially with strength in broad-based industrial products offset by declines in automatic test equipment (ATE) and automotive. Revenue from computer and consumer customers also grew in the third quarter compared to the immediately prior quarter.

    "In line with normal seasonal patterns, our analog product revenue was approximately flat in the third quarter compared to the immediately prior quarter, after growing over 6% sequentially in the second quarter compared to the first quarter of fiscal 2005."

    Third quarter gross margins are estimated to be approximately 58%. Operating expenses are estimated to decline approximately 3% compared to the immediately prior quarter, resulting in an estimated operating profit margin of approximately 22.5%. Based on these estimates, earnings per share (EPS) under generally accepted accounting principles are estimated to be approximately $0.31 for the third quarter, at the low end of the range communicated in May.

    Inventory is expected to decline on a dollar basis in the third quarter compared to the second quarter. Cash flow from operations is estimated to continue to be strong during the third quarter.

    Commenting on recent demand trends, Mr. Fishman said, "Order rates increased in the third quarter, above second quarter levels, and were very strong in July. As a result, we began the fourth quarter with higher backlog than at the start of the third quarter. We continue to believe that overall, we are in a gradual recovery that began six months ago."

    Estimated results for the third quarter presented in this release are subject to change based on the finalization of the third quarter results. The final results for the third quarter will be released at the regularly scheduled time of 4:00 pm Eastern time on Thursday, August 11, 2005.

    Analog Devices will host a conference call today, August 2, 2005, at 5:30 p.m. Eastern time to answer analysts' questions regarding today's update. Investors may listen via webcast, accessible from www.analog.com and clicking on "Investor Relations." Investors who prefer to join by telephone may call 706-634-7193 10 minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 8396837 or by visiting the Investor Relations page on ADI's Web site.

    About Analog Devices, Inc.

    Innovation, performance and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. Estimated results presented in this release are subject to change based on the finalization of the third quarter results. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the fiscal quarter ended April 30, 2005, as filed with the Securities and Exchange Commission.

    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             investor.relations@analog.com